For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

April 26, 2007

ENTERGY REPORTS FIRST QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported first quarter 2007 earnings of $1.03 per share on an as-reported basis and $1.02 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2007 vs. 2006
(Per share in U.S. $)
	2007	2006	Change
As-Reported Earnings	1.03	0.92	0.11

Less Special Items	0.01	0.02	(0.01)

Operational Earnings	1.02	0.90	0.12

Weather Impact	(0.02)	(0.06)	0.04

Operational Earnings Highlights for First Quarter 2007

  Utility, Parent & Other had lower earnings due to higher operation and maintenance, depreciation and interest expense, partially offset by higher revenue.
  Entergy Nuclear earnings increased as a result of higher revenue from pricing, partially offset by the effect of reduced production as a result of a refueling outage in the current quarter.
  Entergy's Non-Nuclear Wholesale Assets business reported modestly lower results due to increased losses from lower production in the current period.

"We expected 2007 to be an eventful year and we are off to a strong start. Our objectives include putting the remaining significant issues from the 2005 hurricanes behind us, including getting approval of the plan of reorganization of Entergy New Orleans and completing its emergence from bankruptcy," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Resolving these issues will allow the company to move forward on the financial footing necessary to realize our aspirations for all stakeholders, including achieving the lowest overall cost for customers as we continue our portfolio transformation process."

Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results Entergy Nuclear Non-Nuclear Wholesale Assets	4 4 5
IV.	Earnings Guidance	5
V.	Forward-Looking Financial Data and Aspirations	7
VI.	Appendices
A.  Entergy New Orleans, Inc. Bankruptcy
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Definitions
	G. GAAP to Non-GAAP Reconciliations	9 10 12 14 15 16 18
VII.	Financial Statements	20

Entergy's business highlights include the following:

  Entergy announced its intention to build a new, state-of-the-art generating unit at its Little Gypsy site to be fueled primarily by petroleum coke.
  Entergy closed the transaction for Palisades, a 798MW nuclear unit acquired from Consumers Energy.
  Entergy was recognized by Forbes magazine in their listing of the 100 Most Trustworthy Companies in the U.S., the only energy or electric company on the list.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Thursday, April 26, 2007, with access by telephone, 719-457-2637, confirmation code 4234382. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 4234382. The replay will also be available on Entergy's Web site at www.entergy.com.

I. Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2007 versus 2006, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other had lower earnings due to higher operation and maintenance, depreciation and interest expense, partially offset by higher revenue. Entergy Nuclear's earnings increased as a result of higher revenue from pricing, partially offset by the effect of reduced production as a result of a refueling outage in the current quarter. Also, Entergy's Non-Nuclear Wholesale Assets business reported modestly lower results due to increased losses from lower production in the current period.

Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2007 vs. 2006 (see appendix F for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2007	2006	Change
As-Reported
Utility, Parent & Other	0.44	0.54	(0.10)
Entergy Nuclear	0.62	0.39	0.23
Non-Nuclear Wholesale Assets	(0.03)	(0.01)	(0.02)
Consolidated As-Reported Earnings	1.03	0.92	0.11

Less Special Items
Utility, Parent & Other	0.01	0.02	(0.01)
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	0.01	0.02	(0.01)

Operational
Utility, Parent & Other	0.43	0.52	(0.09)
Entergy Nuclear	0.62	0.39	0.23
Non-Nuclear Wholesale Assets	(0.03)	(0.01)	(0.02)
Consolidated Operational Earnings	1.02	0.90	0.12
Weather Impact	(0.02)	(0.06)	0.04

Detailed earnings variance analysis is included in appendix B-1 to this release. In addition, appendix B-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in first quarter 2007 was $476 million compared to $1.0 billion in first quarter 2006. The decrease was due primarily to the following items at Utility, Parent & Other:

  Absence in the current period of a tax refund of $344 million received in first quarter 2006 in connection with Gulf Opportunity Zone legislation.
  Reduced collections of customer receivables and deferred fuel recovery in the current quarter totaling roughly $300 million. Higher-than-normal levels of receivables were collected in first quarter 2006 due to delays in such collections in late 2005 as the result of the 2005 hurricanes.
  Lower non-capital storm spending of $55 million.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2007 vs. 2006
(U.S. $ in millions)
	First Quarter
	2007	2006	Change
Utility, Parent & Other	260	821	(561)
Entergy Nuclear	216	213	3
Non-Nuclear Wholesale Assets	-	(21)	21
Total Net Cash Flow Provided by Operating Activities	476	1,013	(537)

II. Utility, Parent & Other Results

In first quarter 2007, Utility, Parent & Other had earnings of $0.44 per share on an as-reported basis and $0.43 per share on an operational basis compared to $0.54 per share in as-reported earnings and $0.52 per share of operational earnings in first quarter 2006. As-reported 2007 earnings include a special item of $0.01 per share reflecting earnings in first quarter 2007 for Entergy New Orleans, Inc. (ENOI).

Earnings for Utility, Parent & Other in first quarter 2007, excluding ENOI, primarily reflect higher operation and maintenance expense, higher depreciation expense and higher interest expense due to debt incurred to pay for storm restoration costs for hurricanes Katrina and Rita and common stock repurchases. Partially offsetting higher expenses were higher revenue from sales growth and weather that was closer to seasonal normal temperatures.

Electricity usage excluding ENOI, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

    Residential sales in first quarter 2007, on a weather-adjusted basis, were up 5 percent compared to first quarter 2006.
    Commercial and governmental sales, on a weather-adjusted basis, were up 3 percent.
    Industrial sales experienced an increase of 2 percent in first quarter 2007 compared to the same period a year ago.

The increase in the residential segment reflects continued economic recovery in the storm-affected regions that were still experiencing the effects of the 2005 storms in first quarter 2006. The quarter over quarter increase in the commercial and industrial sectors reflect a similar pattern in these sectors from the effect of storms. The industrial sector has seen some level of recovery in the refinery and chemical segments. Lower spot sales to cogeneration customers and efficiency improvements across the industrial sector served to offset a portion of the increase in industrial sales.

ENOI results for first quarter 2007 reflect earnings of $0.01 per share. In first quarter 2006, ENOI reported earnings of $0.03 per share. Additional information on ENOI, its bankruptcy, and the applicable accounting treatment are explained in Appendix A of this release.

First quarter 2007 results at ENOI reflect the ongoing effects of the hurricane. Results for the current period include higher operation and maintenance expense reflecting a return to more normal operations compared to first quarter 2006 when resources were focused on capital additions or storm restoration activities. In addition, results include higher interest expense reflecting interest payments to first mortgage bondholders, which had been waived in the comparable period last year. Interest had not been accrued since the Chapter 11 bankruptcy filing date in September 2005 for a period of one year as part of a December 2005 agreement between bondholders and ENOI. ENOI's Plan of Reorganization provides for a payment equal to the amount of that full year's interest at the time of exit from bankruptcy. ENOI's Plan also provides for interest to unsecured creditors from the bankruptcy filing date, which ENOI has accrued. Partially offsetting the higher expenses at ENOI were increased revenues due primarily to higher sales volumes reflecting some recovery from the low usage and reduced customer base in first quarter 2006.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures excluding Entergy New Orleans
First Quarter 2007 vs. 2006 (see appendix F for definitions of measures)
	First Quarter
	2007	2006	% Change	% Weather Adjusted
GWh billed
Residential	7,558	6,917	9.3%	4.9%
Commercial and governmental	6,106	5,876	3.9%	3.3%
Industrial	9,186	9,042	1.6%	1.6%
Total Retail Sales	22,850	21,835	4.6%	3.1%
Wholesale	2,536	2,761	-8.1%
Total Sales	25,386	24,596	3.2%
O&M expense	$15.93	$15.40	3.5%
Number of retail customers (a)
Residential	2,160,155	2,120,033	1.9%
Commercial & governmental	322,747	312,894	3.1%
Industrial	40,071	39,015	2.7%

(a) Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina.  Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets. Tables 5 and 6 that follow provide summaries of Entergy Nuclear's operational performance measures and capacity and generation sold forward projections, respectively.

Entergy Nuclear

Entergy Nuclear earned $0.62 per share on both as-reported and operational bases in first quarter 2007, compared to $0.39 in first quarter 2006 for both as-reported and operational earnings. The improved results in first quarter 2007 resulted from increased revenues from pricing. Partially offsetting this increase was reduced production as a result of a refueling outage in first quarter 2007 at Indian Point 3. There were no refueling outages in first quarter 2006.

Table 5 provides a comparative summary of Entergy Nuclear's operational performance measures.
Table 5: Entergy Nuclear Operational Performance Measures
First Quarter 2007 vs. 2006 (see appendix F for definitions of measures)
	First Quarter
	2007	2006	% Change
Net MW in operation (b)	4,200	4,135	2%
Average realized price per MWh (c)	$55.11	$44.28	24%
Production cost per MWh (c)	$19.80	$18.68	6%
Non-fuel O&M expense/purchased power per MWh (c)	$20.76	$20.09	3%
GWh billed	8,315	8,763	-5%
Capacity factor	91%	97%	-6%
Refueling outage days:
Indian Point 3	24	-

(b) Vermont Yankee's 95 MW uprate was approved in early March 2006. Net MW in operation reflects power ascension as of end of first quarter 2006.

(c) These statistics have been restated for current and comparable periods as follows: Average realized price per MWh has been restated to reflect MWh billed. Production cost per MWh has been restated to exclude purchased power which is now included in non-fuel O&M/purchased power per MWh, data for which has also been restated.

Entergy Nuclear's sold forward position, including the Palisades acquisition which closed in early April 2007, is 95%, 88%, and 66% of planned generation at average prices per megawatt-hour of $48, $54 and $57, for 2007, 2008, and 2009, respectively. Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.
Table 6: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2007 through 2011 (see appendix F for definitions of measures)
	Remainder of 2007	2008	2009	2010	2011
Energy
Planned TWh of generation	30	41	41	41	42
Percent of planned generation sold forward (d)
Unit-contingent	44%	48%	38%	25%	23%
Unit-contingent with availability guarantees	45%	36%	28%	22%	7%
Firm liquidated damages	6%	4%	0%	0%	0%
Total	95%	88%	66%	47%	30%
Average contract price per MWh	$48	$54	$57	$53	$47

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	23%	27%	27%	27%	26%
Capacity contracts	63%	39%	26%	9%	3%
Total	86%	66%	53%	36%	29%
Average capacity contract price per kW per month	$1.7	$1.4	$1.3	$1.7	$2.0

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	92%	83%	60%	39%	22%
Average contract revenue per MWh (e)	$49	$54	$58	$54	$47

  A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.

  Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business recorded a loss of $(0.03) per share on both as-reported and operational bases in first quarter 2007 compared to a loss of $(0.01) per share on both as-reported and operational bases in first quarter 2006. The lower results reflect lower production due to an additional plant outage in the current quarter compared to one year ago.

IV. Earnings Guidance

Entergy is reaffirming as-reported and operational earnings guidance for 2007 in the range of $5.40 to $5.70 per share. Earnings guidance for 2007 excludes ENOI given the uncertainty that remains for this business as it works through its Chapter 11 Bankruptcy proceeding. During 2007, actual results for ENOI will continue to be separately identified as a special item for earnings release purposes until such time as ENOI emerges from bankruptcy. Year-over-year changes are shown as point estimates and are applied to 2006 actual results to compute the 2007 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a reasonable band is created around the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings excluding Entergy New Orleans. Earnings guidance for 2007 is detailed in Table 7 below.

Key assumptions, established in October 2006, supporting 2007 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of just under 2%
  Increased revenue associated with storm and non-storm rate requests, partially offset by declining wholesale revenues, among others
  Increased non-fuel operation and maintenance expense, primarily due to effects of wage and other inflation and increased insurance premiums
  Increased interest expense primarily from securitization debt and Palisades financing

Entergy Nuclear

  Incremental earnings of $0.20 total for Palisades acquisition, assuming second quarter close; Palisades' contributions to Entergy Nuclear's 2007 metrics are factored in the assumptions that follow
  38 TWh of total output, reflecting an approximate 92% capacity factor, including 30 day refueling outages at Indian Point 3, Pilgrim and Vermont Yankee, all in Spring 2007, and the initial refueling outage at Palisades, in Fall 2007
  95% energy sold under existing contracts; 5% sold into the spot market
  $49/MWh average energy contract price; $69/MWh average unsold energy price based on published forward market prices in October 2006
  85% capacity sold under existing contracts; 15% sold in spot market
  $1.60 per kW per month average capacity-only contract price; $3.00 per kW per month unsold capacity based on market prices in October 2006
  $21.25/MWh non-fuel operation and maintenance expense reflecting wage and other inflation; $20.50/MWh production cost

Non-Nuclear Wholesale Assets

  Increased losses

Special Items

  Absence of 2006 recognition of gain contingency associated with receipt of additional proceeds from the 2004 sale of Entergy-Koch Trading and related tax benefits from liquidation of the holding company that owned Entergy's investment in Entergy-Koch, LP
  Absence of 2006 effect of write-off of capital losses at Non-Nuclear Wholesale Assets
  Absence of 2006 results from ENOI as a result of uncertainties associated with working through bankruptcy; 2007 results will be treated as a special item until such time as ENOI emerges from bankruptcy

Share Repurchase Program

  2007 average fully diluted shares outstanding of approximately 206 million; excludes effect of the new $1.5 billion share repurchase program

Table 7: 2007 Earnings Per Share Guidance excluding Entergy New Orleans
(Per share in U.S. $) - Prepared October 2006 (f)
Segment	Description of Drivers	2006 Earnings Per Share	Expected Change	2007 Guidance Midpoint	2007 Guidance Range

Utility, Parent & Other	2006 Operational Earnings per Share	3.20
	Adjustment to normalize weather		(0.07)
	Increased revenue due to sales growth and rate actions		0.30
	Increased O&M expense		(0.10)
	Increased depreciation expense		(0.10)
	Increased interest expense		(0.05)
	Accretion/Other		(0.13)
	Subtotal	3.20	(0.15)	3.05

Entergy Nuclear	2006 Operational Earnings per Share	1.46
	Higher contract and market energy pricing		0.70
	Higher contract and market capacity pricing		0.10
	Increased generation from plant acquisition, net of more outages		0.40
	Increased O&M expense		(0.25)
	Accretion/Other		0.14
	Subtotal	1.46	1.09	2.55

Non-Nuclear Wholesale Assets	2006 Operational Earnings per Share	0.06
	Increased losses		(0.11)
	Subtotal	0.06	(0.11)	(0.05)

Consolidated Operational
	2007 Operational Earnings per Share	4.72	0.83	5.55	5.40 - 5.70

Consolidated As-Reported	2006 As Reported Earnings per Share	5.36
	Changes detailed above		0.83
	Special items:
	2006 Gain on sale of Entergy-Koch, LP		(0.26)
	2006 Restructuring - Entergy-Koch, LP distribution		(0.49)
	2006 Write-off of capital losses at Non-Nuclear Wholesale		0.13
	2006 Entergy New Orleans, Inc. results		(0.02)
	2007 As-Reported Earnings per Share	5.36	0.19	5.55	5.40 - 5.70

(f) Updated January 2007 to reflect 2006 final results.

Earnings guidance for 2007 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant variable for 2007 results for Utility, Parent & Other. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2007. Estimated annual impacts shown in the Table 8 are intended to be indicative rather than precise guidance.
Table 8: 2007 Earnings Sensitivities excluding Entergy New Orleans
(Per share in U.S. $)
Variable	2007 Guidance Assumption	Description of Change	Estimated Annual Impact (g)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Slightly less than 2% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.04 - / + 0.03 - / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.02
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.29
Interest expense	Additional average debt	$100M change in debt	- / + 0.02
Entergy Nuclear
Capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.05
Energy price	5% energy unsold at $69/MWh in 2007	$10/MWh change for unsold energy	- / + 0.05
	Portion of energy sold is with options in 2007	Market prices exceed option exercise prices	n/a / Up to 0.07
Non-fuel operation and maintenance expense	$21.25/MWh non-fuel operation and maintenance expense	$1 change per MWh	- / + 0.11
Outage (lost revenue only)	92% capacity factor, including refueling outages for three northeast units and at Palisades	1,000 MW plant for 10 days at average portfolio energy price of $49/MWh for sold and $69/MWh for unsold volumes in 2007	- 0.03 / n/a
Consolidated
Share repurchase program	2007 guidance excludes effect of new $1.5 billion share repurchase program; average fully diluted shares are 206M	Execution of new share repurchase program over next two years resulting in decline of average fully diluted outstanding shares to 202M, net of associated financing cost	+0.04

Based on 2006 average fully diluted shares of approximately 211 million. Entergy Nuclear assumes Palisades acquisition closes in second quarter 2007.

V. Forward-looking Financial Data and Aspirations

Entergy continues to aspire to deliver superior value to its owners as measured by total shareholder return. Entergy believes top-quartile total shareholder returns are achieved by growing earnings, improving returns on invested capital, maintaining investment grade credit quality and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirement.

Table 9 provides details on Entergy's projected cash available for capital redeployment for the period 2007 through 2009 excluding Entergy New Orleans. The table reflects an assumed rate of common stock dividend growth consistent with top quartile growth in our industry, or approximately 5 percent annually. The $1.5 billion share repurchase program announced in January 2007, along with its associated effect on debt capacity, is reflected in this table. The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities. Assuming the entire repurchase program is executed, Entergy expects to have $1.0 billion of cash available over this period for several potential uses: investments in new businesses or assets, repayment of debt or equity, or dividend increases. Cash flow from operations includes storm cost recovery anticipated from a combination of insurance, rate relief, and securitization; these amounts are applied consistent with regulatory filings and other agreements reached with governmental agencies under which benefits inure to ratepayers. Sources of cash also include debt that Entergy believes it could issue in association with new investments while maintaining credit quality consistent with BBB credit rating. The amount of additional debt could vary depending upon the type of new investment and the credit market environment.

Table 9: Projected Cash Available for Capital Redeployment excluding Entergy New Orleans 2007 through 2009 - Reconciliation of GAAP to Non-GAAP Measures (see appendix F for definitions of measures)
($ in billions)	2007-2009

Net cash flow provided by operating activities	8.2
Less:
Planned capital expenditures	(5.3)
Preferred dividends	(0.1)
Other investing cash flows	(0.8)
Subtotal		2.0

Common dividends		(1.4)
Capital structure changes including net share repurchases and new debt (net of maturities)		0.4
Net Cash Available for New Investment, Debt or Equity Repayment, Dividend Increase		1.0

VI. Appendices

Eight appendices are presented in this section as follows:

  Appendix A includes information on Entergy New Orleans, Inc.'s filing for protection under Chapter 11 of the U.S. Bankruptcy Code.
  Appendix B includes earnings per share variance analysis and details on special items that relate to the current quarter.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary schedule of planned capital expenditures for the next three years.
  Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on the status of the bankruptcy process at Entergy New Orleans, Inc.

Appendix A: Entergy New Orleans, Inc. Bankruptcy

Bankruptcy Filing

To ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans, Inc. (ENOI) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Plan of Reorganization

ENOI filed its Fourth Amended Plan of Reorganization (Plan) on January 24, 2007. A competing plan has been filed by the unsecured creditors. The disclosure statements for both plans were approved by the bankruptcy court for circulation to all parties in the proceeding and the deadline for voting on the plans was April 19, 2007.

ENOI believes its Plan is workable, fair and in the public interest. The Plan provides full compensation for all of ENOI's creditors and allows ENOI to emerge from Chapter 11 bankruptcy assuming the plan is supported by creditors and the various conditions included in the plan, as detailed below, are met. For more information on documents filed in this proceeding including the original POR and all amendments, go to www.entergy.com/investor_relations/enoi.aspx.

Conditions precedent that must be satisfied for ENOI's Plan to become effective include:

  A final Confirmation Order from the bankruptcy court approving the POR as amended
  Receipt by ENOI of the $200 million in Community Development Block Grant (CDBG) funding as described below
  No Material Adverse Change shall have occurred from and after Confirmation date of the POR

Community Development Block Grant Funding

ENOI applied to the Louisiana Recovery Authority (LRA) for funding from CDBG resources made available to Louisiana. All required state approvals and HUD approval for funding of $200 million have been received. An agreement was reached on April 11, 2007 between ENOI and the Office of Community Development for the State of Louisiana whereby ENOI will receive CDBG funding of $171.7 million within five days of execution and requisite approvals of the agreement. The agreement was approved by the bankruptcy court on April 25, 2007. ENOI will receive the remaining $28.3 million of CDBG funding previously approved on a reimbursement basis for eligible costs. ENOI intends to waive this condition precedent upon receipt of the $171.7 million.

ENOI Rate Plan

On October 27, 2006, the City Council of New Orleans approved a settlement agreement with ENOI that calls for a phased-in rate increase and the creation of a $75M storm reserve that positions ENOI to pay for future hurricane damage. Additional information is included in the Regulatory Summary Table in Appendix C.

Accounting

Entergy owns 100 percent of the common stock of ENOI and has, subject to the rules and requirements of Chapter 11 of the U.S. Bankruptcy Code, continued to supply operating management to ENOI. However, uncertainties surrounding the nature, timing and specifics of the bankruptcy proceedings caused Entergy to de-consolidate ENOI for financial reporting purposes beginning in third quarter 2005 with ENOI's financial results being recorded under the equity method of accounting. Under this methodology, earnings from ENOI are now reflected in Entergy's income statement as equity in the earnings of unconsolidated affiliates.  Because Entergy owns all of the common stock of ENOI, this change has not affected the amount of net income Entergy has recorded in the current period or any historical period but has resulted in ENOI's net income being presented in one line item rather than included in each individual income statement line item presented. Various line items of Entergy's consolidated balance sheet and cash flow statement have been revised to reflect the effects of de-consolidating ENOI. In addition, the deconsolidation of ENOI's results is retroactive to January 1, 2005 and Entergy's comparative results now reflect ENOI results under the equity method of accounting.

Appendix B-1 provides details of first quarter 2007 vs. 2006 earnings variance analysis for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."
Appendix B-1: As-Reported Earnings Per Share Variance Analysis
First Quarter 2007 vs. 2006
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2006 earnings	0.54		0.38		0.92
Net revenue	0.09	(h)	0.14	(i)	0.23
Interest and dividend income	0.02		0.02		0.04
Share repurchase effect	0.01		0.02		0.03
Other income (deductions)	-		0.01		0.01
Preferred dividend requirements	0.01		-		0.01
Retail business discontinued operations	0.01		-		0.01
Decommissioning expense	(0.01)		-		(0.01)
Taxes other than income taxes	(0.03)		-		(0.03)
Other operation & maintenance expense	(0.08)	(j)	0.05	(k)	(0.03)
Interest expense and other charges	(0.04)		-		(0.04)
Income taxes - other	(0.03)		(0.02)		(0.05)
Depreciation/amortization expense	(0.05)	(l)	(0.01)		(0.06)
2007 earnings	0.44		0.59		1.03

Utility Net Revenue Variance Analysis 2007 vs. 2006 ($ EPS)
First Quarter
Sales growth/pricing	0.14
Weather	0.04
Other	(0.09)
Total	0.09
  Net revenue increased in first quarter due primarily to sales growth.
  Net revenue increased in the first quarter due primarily to higher revenues at Entergy Nuclear due to higher pricing partially offset by lower production as a result of a refueling outage at Indian Point 3 during the current period.
  Other operation and maintenance expense increased in first quarter due primarily to higher transmission spending associated with implementation of the independent coordinator of transmission structure, distribution spending including the timing of vegetation maintenance expenses, and higher insurance expense.  Also, normal operation and maintenance spending in the current period compared to last year's focus on storm recovery contributed to the quarter-on-quarter increase.
  Other operation and maintenance expense decreased at Entergy's Non-Nuclear Wholesale Assets business due primarily to lower operating expenses in the current period at the Harrison County plant compared to restoration expenses, charged to operation and maintenance, incurred in first quarter 2006. In addition, the absence of Maritza expenses, a project sold subsequent to first quarter 2006, reduced expenses in this business during the current period.
  Depreciation/amortization expense increased due to higher levels of plant in service compared to first quarter 2006.

Appendix B-2 lists special items by business with quarter-to-quarter comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter and 2007 vs. 2006
(Per share in U.S. $)
	First Quarter
	2007	2006	Change
Utility, Parent & Other
ENOI results	0.01	0.03	(0.02)
Retail business discontinued operations	-	(0.01)	0.01
Total Utility, Parent & Other	0.01	0.02	(0.01)
Competitive Businesses
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Total Competitive Businesses	-	-	-
Total Special Items	0.01	0.02	(0.01)

(U.S. $ in millions)
	First Quarter
	2007	2006	Change
Utility, Parent & Other
ENOI results	2.9	5.6	(2.7)
Retail business discontinued operations	-	(2.2)	2.2
Total Utility, Parent & Other	2.9	3.4	(0.5)
Competitive Businesses
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Total Competitive Businesses	-	-	-
Total Special Items	2.9	3.4	(0.5)

Appendix C provides a summary of selected regulatory cases and events that are pending.
Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	11.00%

Recent activity: Final testimony was filed in rate case on April 2, 2007, and evidentiary hearing began on April 25, 2007. EAI's sur-surrebuttal testimony seeks a $106.5 million rate increase compared to APSC staff surrebuttal testimony indicating a $16.8 million rate reduction. Testimony in the case also supports retention of the ECR rider and rider recovery for System Agreement payments to achieve rough production cost equalization.
Background: EAI's base rates and Rider ECR have been in effect since 1998.  EAI filed a rate case on August 15, 2006 requesting $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI may be required to make payments to other operating companies to achieve rough production cost equalization.

Entergy Gulf States - TX	10.95%

Recent activity: Deliberations continue on EGSI-TX's Transition to Competition plan.
Background: EGSI-TX has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed EGSI-TX to file for rate relief through riders for incremental capacity costs and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. In June 2006, the PUCT approved a settlement in the Transition to Competition Cost recovery case, allowing EGSI-TX to recover $14.5 million per year in TTC costs over a 15-year period. In December 2006, EGSI-TX filed a Transition to Competition plan with the PUCT, proposing EGSI-TX join ERCOT as it represents the most viable path to full customer choice.
Storm Cost Recovery: The PUCT issued its financing order on April 2, 2007, enabling EGSI-TX to seek securitization of $353 million approved storm restoration cost settlement plus estimated costs to finance capped at $6 million, to be offset by $32 million of related accumulated deferred income tax benefits. EGSI-TX expects to receive funding by end of 3rd quarter 2007.

Entergy Gulf States - LA	9.90% - 11.40%

Recent activity: On May 1, 2007, the LPSC is expected to consider the uncontested stipulated agreement on EGSI-LA's 2005 test year formula rate plan (FRP) filing, leaving unchanged rates implemented in 2006.
Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. In May 2006, EGSI-LA made its FRP filing for the 2005 test year, indicating an 11% ROE, which is within the allowed bandwidth. Pursuant to the Approved Capacity Additions section of the FRP rider, the filing requested an annual revenue increase of $7 million to recover Commission-approved deferred and ongoing capacity costs. On August 29, 2006, EGSI-LA implemented, subject to refund, an amended $17 million annual FRP increase consisting of $7 million in deferred and ongoing capacity costs and $10 million for interim storm cost recovery.
Storm Cost Recovery: The storm cost recovery case hearing began on April 25, 2007. At the start of the hearing, a stipulation was read into the record quantifying the balance of storm restoration costs for recovery at $187 million and stipulating $87 million as a reserve for future storms.  The stipulation also calls for securitization of both storm restoration costs and reserves in the same amounts.  The stipulation is among the Company, LPSC Staff and most, but not all, of the other parties to the case.  In May 2006, EGSI-LA completed the $6 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September, interim recovery shifted to the FRP at the rate of $0.85 million per month. Interim recovery will continue until a final decision is granted on EGSI-LA's Phase II filing.
Jurisdictional Separation Plan: In January 2007, the LPSC unanimously approved the Jurisdictional Separation Plan for EGSI. The target date for completing the separation, which depends on a number of factors, is estimated to be the end of 2007.

Entergy Louisiana	9.45% - 11.05%

Recent activity: Deliberations continue on ELL's 2005 test year FRP filing.
Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. In May 2006, ELL made its FRP filing for the 2005 test year indicating a 9.45% ROE which is within the allowed bandwidth. Pursuant to the Approved Capacity Additions section of the FRP rider, the filing requested an annual revenue increase of $121 million to recover Commission-approved deferred and ongoing capacity costs comprised of previously deferred and ongoing amounts of $51 million and $70 million, respectively. On September 28, 2006, ELL implemented, subject to refund, an amended $143 million annual FRP increase consisting of $119 million for deferred and ongoing capacity costs and $24 million for interim storm cost recovery. This increase reflects certain adjustments proposed by the LPSC Staff with which ELL agrees.
 Storm Cost Recovery: The storm cost recovery case hearing began on April 25, 2007. At the start of the hearing, a stipulation was read into the record quantifying the balance of storm restoration costs for recovery at $545 million and stipulating $152 million as a reserve for future storms.  The stipulation also calls for securitization of both storm restoration costs and reserves in the same amounts.  The stipulation is among the Company, LPSC Staff and most, but not all, of the other parties to the case.  In April 2006, ELL completed the $14 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September, interim recovery shifted to the FRP at the rate of $2 million per month. Interim recovery will continue until a final decision is granted on ELL's Phase II filing.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi	9.46% - 12.24%

Recent activity: In March 2007, EMI made its FRP filing for the December 31, 2006 test year indicating a 10.85% mid-point ROE, including 7 basis points for performance incentives. The filing calls for an annual revenue increase of $12.9 million. The report is currently being reviewed by the Mississippi Public Utilities Staff.
Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates; earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007. In December 2006, the MPSC approved EMI's request to increase several fees (connect, reconnect, late payment and returned check) effective January 1, 2007.
Storm Cost Recovery: EMI expects to receive $48 million in 2nd quarter 2007, funded by state financing, reflecting recovery of remaining $8 million storm restoration costs and $40 million to increase EMI's storm reserve. In October 2006, EMI received $81 million in CDBG funding, pursuant to MPSC Orders approving recovery of $89 million storm restoration costs.

Entergy New Orleans	10.75%

Recent activity: ENOI implemented the Phase II $1.5 million gas base rate increase in March 2007.
Background:  Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement with ENOI that calls for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, and creates a $75M storm reserve via a storm reserve rider beginning in March 2007 that positions ENOI to pay for future hurricane damage. When fully implemented by January 1, 2008, electric base rates will increase by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery is also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENOI to seek reinstatement of an appropriate FRP following the resetting of rates in 2009.
Storm Cost Recovery: The October 2006 agreement established storm reserve riders for electric and gas and a process for storm cost recovery. The anticipated receipt of $200 million CDBG funding allocated by the Louisiana Recovery Authority in October 2006 is to be applied to storm costs; any storm costs in excess of the $200 million and insurance receipts will be addressed in ENOI's July 2008 rate filing. Storm reserve rider builds a $75 million reserve for future storm costs over a 10 year period.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None Background: ROE approved by July 2001 FERC order. No cases pending.

System Agreement	NA

Recent activity: Late March and early April 2007, Entergy filed modifications to Compliance filing associated with allocation of production costs. On April 3, 2007, the LPSC filed a Complaint with FERC seeking modifications to the calculation of production costs. Briefings continue before the D.C. Circuit Court of Appeals regarding FERC's decisions establishing rough production costs receipts and payments.
Background: The System Agreement case addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued their decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. Appeals of this decision were filed by the APSC, LPSC, MPSC and AEEC in the federal appeals court for the D.C. circuit. These appeals have been consolidated. The City of New Orleans intervened in the LPSC appeal, and Entergy has intervened in all appeals. A compliance filing to implement the FERC decision in this case was filed by Entergy at FERC on April 10, 2006 which proposed that all payments required by the June 2005 FERC decision be properly reflected as fuel costs. Various comments or protests to the Compliance filing were filed by various parties including a request for summary judgment by the LPSC.

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix G-1.
Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2007 vs. 2006 (see appendix F for definitions of certain measures)

For 12 months ending March 31	2007	2006	Change
GAAP Measures
Return on average invested capital - as-reported	8.5%	7.3%	1.2%
Return on average common equity - as-reported	14.5%	11.5%	3.0%
Net margin - as-reported	10.5%	8.7%	1.8%
Cash flow interest coverage	6.1	5.0	1.1
Book value per share	$39.63	$38.66	$0.97
End of period shares outstanding (millions)	197.8	207.9	(10.1)

Non-GAAP Measures
Return on average invested capital - operational	7.7%	7.5%	0.2%
Return on average common equity - operational	12.8%	12.0%	0.8%
Net margin - operational	9.3%	9.1%	0.2%

As of March 31 ($ in millions)	2007	2006	Change
GAAP Measures
Cash and cash equivalents	1,080	752	328
Revolver capacity	2,170	2,718	(548)
Total debt	9,874	9,329	545
Debt to capital ratio	54.7%	52.1%	2.6%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	145	213	(68)
Leases - Entergy's share	523	519	4
Total off-balance sheet liabilities	668	732	(64)

Non-GAAP Measures
Total gross liquidity	3,250	3,470	(220)
Net debt to net capital ratio	51.8%	50.0%	1.8%
Net debt ratio including off-balance sheet liabilities	53.6%	52.1%	1.5%

Appendix D-2: Historical Performance Measures (see appendix F for definitions of measures)
	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07	06YTD	07YTD
Financial
EPS - as-reported ($)	1.33	1.65	0.43	0.92	1.33	1.83	1.27	1.03	0.92	1.03
Less - special items ($)	-0.01	-0.03	-0.16	0.02	0.11	0.03	0.48	0.01	0.02	0.01
EPS - operational ($)	1.34	1.68	0.59	0.90	1.22	1.80	0.79	1.02	0.90	1.02
Trailing Twelve Months
ROIC - as-reported (%)	7.1	7.5	7.2	7.3	7.3	7.5	8.5	8.5
ROIC - operational (%)	7.2	7.3	7.5	7.5	7.4	7.5	7.7	7.7
ROE - as-reported (%)	10.7	11.5	11.2	11.5	11.3	11.6	14.2	14.5
ROE - operational (%)	10.8	11.2	11.8	12.0	11.5	11.6	12.5	12.8
Cash Flow Interest Coverage	7.1	5.9	4.0	5.0	5.2	6.0	7.2	6.1
Debt to capital ratio (%)	49.9	51.9	53.1	52.1	52.4	50.4	52.3	54.7
Net debt/net capital ratio (%)	48.0	50.2	51.5	50.0	50.4	48.3	49.4	51.8
Utility
GWh billed
Residential	6,557	10,630	7,211	6,917	7,034	10,772	6,942	7,558	6,917	7,558
Commercial & Gov't	6,113	7,725	6,278	5,876	6,438	7,920	6,425	6,106	5,876	6,106
Industrial	9,649	9,736	8,778	9,042	9,561	10,154	9,582	9,186	9,042	9,186
Wholesale	2,944	3,184	2,648	2,761	2,816	2,894	2,332	2,536	2,761	2,536
O&M expense/MWh	$16.69	$11.05	$16.64	$15.40	$16.32	$13.87	$19.22	$15.93	$15.40	$15.93
Reliability
SAIFI	1.8	1.8(m)	1.7(m)	1.8(m)	1.7(m)	1.8(m)	1.8(m)	1.8(m)	1.8(m)	1.8(m)
SAIDI	157	158(m)	161(m)	173(m)	178(m)	182(m)	189(m)	193(m)	173(m)	193(m)
Nuclear
Net MW in operation	4,105	4,105	4,105	4,135	4,200	4,200	4,200	4,200	4,135	4,200
Avg. realized price per MWh (n)	$42.31	$42.42	$42.74	$44.28	$43.76	$44.90	$44.34	$55.11	$44.28	$55.11
Production cost/MWh (o)	$18.55	$19.55	$19.00	$18.68	$19.61	$18.75	$21.00	$19.80	$18.68	$19.80
Non-fuel O&M expense/ purchased power per MWh (o)	$20.90	$20.83	$20.43	$20.09	$21.65	$21.29	$22.48	$20.76	$20.09	$20.76
GWh billed	8,218	8,504	8,645	8,763	8,281	9,119	8,684	8,315	8,763	8,315
Capacity factor	91%	95%	95%	97%	90%	99%	93%	91%	97%	91%

  Excludes impact of major storm activity.
  Restated to reflect MWh billed as the denominator in the calculation.
  Restated data to reflect moving purchased power from production costs to non-fuel O&M.

Appendix E: Planned Capital Expenditures

Appendix E provides a summary of planned capital expenditures. Entergy's capital plan from 2007 through 2009 anticipates $5.3 billion for investment including roughly $2.6 billion of capital to maintain Entergy's existing assets. The remaining $2.7 billion is for specific investments such as the Palisades and Calcasieu acquisitions, transmission upgrades, dry cask storage and nuclear license renewal projects, environmental compliance spending, potential NYPA value sharing costs or other investment opportunities to purchase or construct plants through Entergy's supply plan initiative. Significant items not included in the below expenditures are costs associated with the potential inter-connection between Entergy Gulf States-TX and ERCOT, the current estimate of such costs being approximately $1 billion, as well as costs associated with the potential replacement of steam generators at Entergy's Waterford 3 nuclear unit. In addition, only minimal amounts for potential new nuclear development at the Grand Gulf and River Bend sites at the Utility, are included in the below expenditures.

Appendix E: 2007-2009 Planned Capital Expenditures excluding Entergy New Orleans
($ in millions)	2007	2008	2009	Total
Maintenance capital
Utility, Parent & Other	788	766	763	2,317
Entergy Nuclear	97	78	82	257
Subtotal	885	844	845	2,574
Other capital commitments
Utility, Parent & Other	406	985	482	1,873
Entergy Nuclear	447	172	219	838
Subtotal	853	1,157	701	2,711
Total Planned Capital Expenditures	1,738	2,001	1,546	5,285

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.
Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	For Entergy Nuclear, a contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month	Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity
Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)

Debt issued by Entergy-Koch, LP and Non-Nuclear Wholesale Assets business joint ventures for periods through third quarter 2004. Only Non-Nuclear Wholesale Assets business joint ventures debt included for periods thereafter.

Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

Appendices G-1 and G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07
As-reported earnings-rolling 12 months (A)	895	963	898	920	916	955	1,133	1,151
Preferred dividends	24	25	25	27	28	29	28	26
Tax effected interest expense	278	287	293	304	316	324	339	347
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,197	1,275	1,217	1,251	1,260	1,308	1,499	1,524

Special items in prior quarters	0	37	(11)	(43)	(37)	(6)	33	131

Special items 2Q05 thru 1Q07
Utility, Parent & Other ENOI results				6	11	7	(20)	3
Entergy-Koch, LP gain							55
Retail Business impairment reserve			(26)
Retail Business discontinued operations	(3)	(7)	(8)	(2)	13	(1)	(10)
Restructuring - Entergy-Koch, LP distribution							104
Non-Nuclear Wholesale Assets Write-off of tax capital losses							(28)
Total special items (C)	(2)	30	(45)	(40)	(13)	0	135	134

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,199	1,245	1,262	1,291	1,273	1,308	1,364	1,389

Operational earnings, rolling 12 months (A-C)	898	933	943	960	929	955	998	1,017

Average invested capital (D)	16,806	17,033	16,850	17,140	17,283	17,514	17,688	17,973

Average common equity (E)	8,347	8,350	8,020	8,026	8,080	8,208	7,970	7,939

Operating revenues (F)	9,465	9,661	10,106	10,564	10,747	11,104	10,932	10,964

ROIC - as-reported (B/D)	7.1	7.5	7.2	7.3	7.3	7.5	8.5	8.5

ROIC - operational ((B-C)/D)	7.2	7.3	7.5	7.5	7.4	7.5	7.7	7.7

ROE - as-reported (A/E)	10.7	11.5	11.2	11.5	11.3	11.6	14.2	14.5

ROE - operational ((A-C)/E)	10.8	11.2	11.8	12.0	11.5	11.6	12.5	12.8

Net margin - as-reported (A/F)	9.5	10.0	8.9	8.7	8.5	8.6	10.4	10.5

Net margin - operational ((A-C)/F)	9.5	9.7	9.3	9.1	8.6	8.6	9.1	9.3

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics
($ in millions)	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	1Q07
Gross debt (A)	8,283	8,865	9,288	9,329	9,402	9,054	9,356	9,874
Less cash and cash equivalents (B)	607	598	583	752	729	745	1,016	1,080
Net debt (C)	7,676	8,267	8,705	8,576	8,673	8,309	8,340	8,794

Total capitalization (D)	16,609	17,070	17,477	17,888	17,956	17,957	17,899	18,058
Less cash and cash equivalents (B)	607	598	583	752	729	745	1,016	1,080
Net capital (E)	16,002	16,472	16,894	17,135	17,227	17,212	16,883	16,978

Debt to capital ratio % (A/D)	49.9	51.9	53.1	52.1	52.4	50.4	52.3	54.7

Net debt to net capital ratio % (C/E)	48.0	50.2	51.5	50.0	50.4	48.3	49.4	51.8

Off-balance sheet liabilities (F)	780	779	778	732	671	668	665	668

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	50.4	52.4	53.7	52.1	52.2	50.2	51.3	53.6

Revolver capacity (G)	1,407	791	2,545	2,718	2,710	3,095	2,770	2,170

Gross liquidity (B+G)	2,014	1,389	3,128	3,470	3,439	3,840	3,786	3,250

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 106,074	$ 7,901	$ -	$ 113,975
Temporary cash investments - at cost,
which approximates market	504,481	461,567	-	966,048
Total cash and cash equivalents	610,555	469,468	-	1,080,023
Notes receivable - Entergy New Orleans DIP loan	42,026	-	-	42,026
Notes receivable	252,955	1,295,395	(1,547,736)	614
Accounts receivable:
Customer	404,961	455	-	405,416
Allowance for doubtful accounts	(19,386)	-	-	(19,386)
Associated companies	23,891	107,736	(131,627)	-
Other	289,248	157,462	-	446,710
Accrued unbilled revenues	230,980	-	-	230,980
Total receivables	929,694	265,653	(131,627)	1,063,720
Accumulated deferred income taxes	19,533	-	-	19,533
Fuel inventory - at average cost	194,026	3,720	-	197,746
Materials and supplies - at average cost	417,400	199,493	-	616,893
Deferred nuclear refueling outage costs	60,826	83,350	-	144,176
Prepayments and other	93,043	38,334	-	131,377
TOTAL	2,620,058	2,355,413	(1,679,363)	3,296,108

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,762,652	153,616	(7,682,748)	233,520
Decommissioning trust funds	1,302,510	1,603,070	-	2,905,580
Non-utility property - at cost (less accumulated depreciation)	206,321	3,964	-	210,285
Other	34,530	7,247	-	41,777
TOTAL	9,306,013	1,767,897	(7,682,748)	3,391,162

PROPERTY, PLANT, AND EQUIPMENT

Electric	28,605,826	2,346,370	(1,661)	30,950,535
Property under capital lease	729,443	-	-	729,443
Natural gas	94,785	-	-	94,785
Construction work in progress	600,851	178,049	-	778,900
Nuclear fuel under capital lease	222,203	-	-	222,203
Nuclear fuel	261,817	384,374	-	646,191
TOTAL PROPERTY, PLANT AND EQUIPMENT	30,514,925	2,908,793	(1,661)	33,422,057
Less - accumulated depreciation and amortization	13,517,484	366,264	-	13,883,748
PROPERTY, PLANT AND EQUIPMENT - NET	16,997,441	2,542,529	(1,661)	19,538,309

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	744,424	-	-	744,424
Other regulatory assets	2,653,282	-	-	2,653,282
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	17,875	-	-	17,875
Goodwill	374,099	3,073	-	377,172
Other	775,317	791,846	(606,775)	960,388
TOTAL	4,733,119	794,919	(606,775)	4,921,263

TOTAL ASSETS	$ 33,656,631	$ 7,460,758	$ (9,970,547)	$ 31,146,842

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 183,701	$ 88,241	$ -	$ 271,942
Notes payable:
Associated companies	969,984	577,752	(1,547,736)	-
Other	25,039	-	-	25,039
Account payable:
Associated companies	79,235	48,571	(127,806)	-
Other	675,505	136,513	-	812,018
Customer deposits	256,753	-	-	256,753
Taxes accrued	32,082	(32,082)	-	-
Interest accrued	136,032	3,972	-	140,004
Deferred fuel costs	224,883	-	-	224,883
Obligations under capital leases	153,186	-	-	153,186
Pension and other postretirement liabilities	30,716	3,010	-	33,726
Other	58,873	112,029	-	170,902
TOTAL	2,825,989	938,006	(1,675,542)	2,088,453

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,607,581	535,242	-	6,142,823
Accumulated deferred investment tax credits	354,102	-	-	354,102
Obligations under capital leases	218,118	-	-	218,118
Other regulatory liabilities	506,016	-	-	506,016
Decommissioning and retirement cost liabilities	1,272,395	786,149	-	2,058,544
Transition to competition	79,098	-	-	79,098
Regulatory reserves	-	-	-	-
Accumulated provisions	83,011	8,275	-	91,286
Pension and other postretirement liabilities	1,141,690	297,064	-	1,438,754
Long-term debt	8,964,697	300,633	(68,002)	9,197,328
Preferred stock with sinking fund	8,250	-	-	8,250
Other	1,114,014	211,111	(545,026)	780,099
TOTAL	19,348,972	2,138,474	(613,028)	20,874,418

Preferred stock without sinking fund	310,748	426,104	(391,937)	344,915

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007	2,228,350	1,068,642	(3,294,510)	2,482
Paid-in capital	6,672,543	1,614,476	(3,455,216)	4,831,803
Retained earnings	5,623,946	1,291,927	(704,256)	6,211,617
Accumulated other comprehensive income (loss)	(81,631)	26,445	626	(54,560)
Less - treasury stock, at cost (50,353,826 shares in 2007)	3,272,286	43,316	(163,316)	3,152,286
TOTAL	11,170,922	3,958,174	(7,290,040)	7,839,056

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 33,656,631	$ 7,460,758	$ (9,970,547)	$ 31,146,842

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 95,468	$ 21,911	$ -	$ 117,379
Temporary cash investments - at cost,
which approximates market	499,942	398,831	-	898,773
Total cash and cash equivalents	595,410	420,742	-	1,016,152
Notes receivable - Entergy New Orleans DIP loan	51,934	-	-	51,934
Notes receivable	266,717	1,280,921	(1,546,939)	699
Accounts receivable:
Customer	410,512	-	-	410,512
Allowance for doubtful accounts	(19,348)	-	-	(19,348)
Associated companies	(5,099)	94,549	(89,450)	-
Other	312,654	174,610	-	487,264
Accrued unbilled revenues	249,165	-	-	249,165
Total receivables	947,884	269,159	(89,450)	1,127,593
Accumulated deferred income taxes	10,498	1,182	-	11,680
Fuel inventory - at average cost	189,829	3,269	-	193,098
Materials and supplies - at average cost	408,279	196,719	-	604,998
Deferred nuclear refueling outage costs	65,349	82,172	-	147,521
Prepayments and other	150,134	21,625	-	171,759
TOTAL	2,686,034	2,275,789	(1,636,389)	3,325,434

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,725,189	152,066	(7,648,166)	229,089
Decommissioning trust funds	1,274,676	1,583,847	-	2,858,523
Non-utility property - at cost (less accumulated depreciation)	208,956	3,770	-	212,726
Other	39,868	7,247	-	47,115
TOTAL	9,248,689	1,746,930	(7,648,166)	3,347,453

PROPERTY, PLANT, AND EQUIPMENT

Electric	28,405,556	2,309,755	(2,027)	30,713,284
Property under capital lease	730,182	-	-	730,182
Natural gas	92,787	-	-	92,787
Construction work in progress	609,431	176,716	-	786,147
Nuclear fuel under capital lease	269,485	-	-	269,485
Nuclear fuel	206,889	354,402	-	561,291
TOTAL PROPERTY, PLANT AND EQUIPMENT	30,314,330	2,840,873	(2,027)	33,153,176
Less - accumulated depreciation and amortization	13,366,710	348,389	-	13,715,099
PROPERTY, PLANT AND EQUIPMENT - NET	16,947,620	2,492,484	(2,027)	19,438,077

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	740,110	-	-	740,110
Other regulatory assets	2,768,352	-	-	2,768,352
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	19,349	-	-	19,349
Goodwill	374,099	3,073	-	377,172
Other	736,461	781,364	(619,163)	898,662
TOTAL	4,806,493	784,437	(619,163)	4,971,767

TOTAL ASSETS	$ 33,688,836	$ 7,299,640	$ (9,905,745)	$ 31,082,731

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 93,335	$ 88,241	$ -	$ 181,576
Notes payable:
Associated companies	979,198	567,741	(1,546,939)	-
Other	25,039	-	-	25,039
Account payable:
Associated companies	69,355	17,949	(87,304)	-
Other	901,434	221,162	-	1,122,596
Customer deposits	248,031	-	-	248,031
Taxes accrued	167,060	20,264	-	187,324
Interest accrued	159,527	1,304	-	160,831
Deferred fuel costs	73,031	-	-	73,031
Obligations under capital leases	153,246	-	-	153,246
Pension and other postretirement liabilities	39,008	2,904	-	41,912
Other	100,501	171,043	-	271,544
TOTAL	3,008,765	1,090,608	(1,634,243)	2,465,130

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,451,700	369,000	-	5,820,700
Accumulated deferred investment tax credits	358,550	-	-	358,550
Obligations under capital leases	188,033	-	-	188,033
Other regulatory liabilities	449,237	-	-	449,237
Decommissioning and retirement cost liabilities	1,249,482	774,364	-	2,023,846
Transition to competition	79,098	-	-	79,098
Regulatory reserves	219	-	-	219
Accumulated provisions	81,053	7,849	-	88,902
Pension and other postretirement liabilities	1,125,707	284,726	-	1,410,433
Long-term debt	8,560,534	301,805	(64,252)	8,798,087
Preferred stock with sinking fund	10,500	-	-	10,500
Other	1,173,625	233,424	(559,853)	847,196
TOTAL	18,727,738	1,971,168	(624,105)	20,074,801

Preferred stock without sinking fund	310,751	426,099	(391,937)	344,913

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2006	2,228,350	1,068,642	(3,294,510)	2,482
Paid-in capital	6,668,007	1,500,553	(3,341,295)	4,827,265
Retained earnings	5,592,532	1,304,107	(783,597)	6,113,042
Accumulated other comprehensive income (loss)	(82,917)	(18,221)	626	(100,512)
Less - treasury stock, at cost (45,506,311 shares in 2006)	2,764,390	43,316	(163,316)	2,644,390
TOTAL	11,641,582	3,811,765	(7,255,460)	8,197,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 33,688,836	$ 7,299,640	$ (9,905,745)	$ 31,082,731

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2007 vs December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 10,606	$ (14,010)	$ -	$ (3,404)
Temporary cash investments - at cost,
which approximates market	4,539	62,736	-	67,275
Total cash and cash equivalents	15,145	48,726	-	63,871
Notes receivable - Entergy New Orleans DIP loan	(9,908)	-	-	(9,908)
Notes receivable	(13,762)	14,474	(797)	(85)
Accounts receivable:
Customer	(5,551)	455	-	(5,096)
Allowance for doubtful accounts	(38)	-	-	(38)
Associated companies	28,990	13,187	(42,177)	-
Other	(23,406)	(17,148)	-	(40,554)
Accrued unbilled revenues	(18,185)	-	-	(18,185)
Total receivables	(18,190)	(3,506)	(42,177)	(63,873)
Accumulated deferred income taxes	9,035	(1,182)	-	7,853
Fuel inventory - at average cost	4,197	451	-	4,648
Materials and supplies - at average cost	9,121	2,774	-	11,895
Deferred nuclear refueling outage costs	(4,523)	1,178	-	(3,345)
Prepayments and other	(57,091)	16,709	-	(40,382)
TOTAL	(65,976)	79,624	(42,974)	(29,326)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	37,463	1,550	(34,582)	4,431
Decommissioning trust funds	27,834	19,223	-	47,057
Non-utility property - at cost (less accumulated depreciation)	(2,635)	194	-	(2,441)
Other	(5,338)	-	-	(5,338)
TOTAL	57,324	20,967	(34,582)	43,709

PROPERTY, PLANT, AND EQUIPMENT

Electric	200,270	36,615	366	237,251
Property under capital lease	(739)	-	-	(739)
Natural gas	1,998	-	-	1,998
Construction work in progress	(8,580)	1,333	-	(7,247)
Nuclear fuel under capital lease	(47,282)	-	-	(47,282)
Nuclear fuel	54,928	29,972	-	84,900
TOTAL PROPERTY, PLANT AND EQUIPMENT	200,595	67,920	366	268,881
Less - accumulated depreciation and amortization	150,774	17,875	-	168,649
PROPERTY, PLANT AND EQUIPMENT - NET	49,821	50,045	366	100,232

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	4,314	-	-	4,314
Other regulatory assets	(115,070)	-	-	(115,070)
Deferred fuel costs	-	-	-	-
Long-term receivables	(1,474)	-	-	(1,474)
Goodwill	-	-	-	-
Other	38,856	10,482	12,388	61,726
TOTAL	(73,374)	10,482	12,388	(50,504)

TOTAL ASSETS	$ (32,205)	$ 161,118	$ (64,802)	$ 64,111

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2007 vs December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 90,366	$ -	$ -	$ 90,366
Notes payable:
Associated companies	(9,214)	10,011	(797)	-
Other	-	-	-	-
Account payable:
Associated companies	9,880	30,622	(40,502)	-
Other	(225,929)	(84,649)	-	(310,578)
Customer deposits	8,722	-	-	8,722
Taxes accrued	(134,978)	(52,346)	-	(187,324)
Interest accrued	(23,495)	2,668	-	(20,827)
Deferred fuel costs	151,852	-	-	151,852
Obligations under capital leases	(60)	-	-	(60)
Pension and other postretirement liabilities	(8,292)	106	-	(8,186)
Other	(41,628)	(59,014)	-	(100,642)
TOTAL	(182,776)	(152,602)	(41,299)	(376,677)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	155,881	166,242	-	322,123
Accumulated deferred investment tax credits	(4,448)	-	-	(4,448)
Obligations under capital leases	30,085	-	-	30,085
Other regulatory liabilities	56,779	-	-	56,779
Decommissioning and retirement cost liabilities	22,913	11,785	-	34,698
Transition to competition	-	-	-	-
Regulatory reserves	(219)	-	-	(219)
Accumulated provisions	1,958	426	-	2,384
Pension and other postretirement liabilities	15,983	12,338	-	28,321
Long-term debt	404,163	(1,172)	(3,750)	399,241
Preferred stock with sinking fund	(2,250)	-	-	(2,250)
Other	(59,611)	(22,313)	14,827	(67,097)
TOTAL	621,234	167,306	11,077	799,617

Preferred stock without sinking fund	(3)	5	-	2

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007 and 2006	-	-	-	-
Paid-in capital	4,536	113,923	(113,921)	4,538
Retained earnings	31,414	(12,180)	79,341	98,575
Accumulated other comprehensive income (loss)	1,286	44,666	-	45,952
Less - treasury stock, at cost	507,896	-	-	507,896
TOTAL	(470,660)	146,409	(34,580)	(358,831)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ (32,205)	$ 161,118	$ (64,802)	$ 64,111

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,065,341	$ -	$ (688)	$ 2,064,653
Natural gas	37,928	-	-	37,928
Competitive businesses	6,709	496,589	(5,650)	497,649
Total	2,109,978	496,589	(6,338)	2,600,230

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	649,498	60,483	-	709,981
Purchased power	472,819	10,942	(6,008)	477,753
Nuclear refueling outage expenses	19,402	23,573	-	42,975
Other operation and maintenance	380,778	160,634	(444)	540,969
Decommissioning	21,668	16,117	-	37,785
Taxes other than income taxes	96,350	16,559	-	112,909
Depreciation and amortization	205,257	19,074	-	224,331
Other regulatory charges (credits) - net	22,507	-	-	22,507
Total	1,868,279	307,382	(6,452)	2,169,210

OPERATING INCOME	241,699	189,207	114	431,020

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	16,067	-	-	16,067
Interest and dividend income	45,494	32,204	(19,930)	57,768
Equity in earnings (loss) of unconsolidated equity affiliates	3,489	1,045	-	4,534
Miscellaneous - net	(1,677)	(3,350)	(114)	(5,141)
Total	63,373	29,899	(20,044)	73,228

INTEREST AND OTHER CHARGES
Interest on long-term debt	118,818	1,036	-	119,854
Other interest - net	37,198	14,015	(19,916)	31,297
Allowance for borrowed funds used during construction	(9,631)	-	-	(9,631)
Preferred dividend requirements and other	5,125	869	(14)	5,980
Total	151,510	15,920	(19,930)	147,500

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	153,562	203,186	-	356,748

Income taxes	64,066	80,487	-	144,553

INCOME FROM CONTINUING OPERATIONS	89,496	122,699	-	212,195

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	-	-	-

CONSOLIDATED NET INCOME	$ 89,496	$ 122,699	-	$ 212,195

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.45	$0.61		$1.06
DILUTED	$0.44	$0.59		$1.03
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.45	$0.61		$1.06
DILUTED	$0.44	$0.59		$1.03

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				200,549,935
DILUTED				206,133,440

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,093,604	$ -	$ (671)	$ 2,092,933
Natural gas	37,415	-	-	37,415
Competitive businesses	10,219	444,479	(17,015)	437,683
Total	2,141,238	444,479	(17,686)	2,568,031

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	781,675	58,496	-	840,171
Purchased power	469,129	9,328	(17,087)	461,370
Nuclear refueling outage expenses	19,835	22,158	-	41,993
Other operation and maintenance	351,599	178,544	(713)	529,430
Decommissioning	20,177	15,419	-	35,596
Taxes other than income taxes	86,279	17,059	-	103,338
Depreciation and amortization	187,570	17,818	-	205,388
Other regulatory charges (credits) - net	(44,018)	-	-	(44,018)
Total	1,872,246	318,822	(17,800)	2,173,268

OPERATING INCOME	268,992	125,657	114	394,763

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	15,459	-	-	15,459
Interest and dividend income	39,036	29,068	(24,273)	43,831
Equity in earnings (loss) of unconsolidated equity affiliates	6,366	(2,780)	-	3,586
Miscellaneous - net	(5,428)	(665)	(114)	(6,207)
Total	55,433	25,623	(24,387)	56,669

INTEREST AND OTHER CHARGES
Interest on long-term debt	118,604	1,877	-	120,481
Other interest - net	23,677	17,843	(24,259)	17,261
Allowance for borrowed funds used during construction	(9,045)	-	-	(9,045)
Preferred dividend requirements and other	7,183	869	(14)	8,038
Total	140,419	20,589	(24,273)	136,735

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	184,006	130,691	-	314,697

Income taxes	68,554	50,276	-	118,830

INCOME FROM CONTINUING OPERATIONS	115,452	80,415	-	195,867

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (1,204))	(2,239)	-	-	(2,239)

CONSOLIDATED NET INCOME	$ 113,213	$ 80,415	$ -	$ 193,628

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.55	$0.39		$0.94
DILUTED	$0.55	$0.38		$0.93
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.01)	-		($0.01)
DILUTED	($0.01)	-		($0.01)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.54	$0.39		$0.93
DILUTED	$0.54	$0.38		$0.92

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				207,732,341
DILUTED				211,374,512

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2007 vs. 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ (28,263)	$ -	$ (17)	$ (28,280)
Natural gas	513	-	-	513
Competitive businesses	(3,510)	52,110	11,365	59,966
Total	(31,260)	52,110	11,348	32,199

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(132,177)	1,987	-	(130,190)
Purchased power	3,690	1,614	11,079	16,383
Nuclear refueling outage expenses	(433)	1,415	-	982
Other operation and maintenance	29,179	(17,910)	269	11,539
Decommissioning	1,491	698	-	2,189
Taxes other than income taxes	10,071	(500)	-	9,571
Depreciation and amortization	17,687	1,256	-	18,943
Other regulatory charges (credits )- net	66,525	-	-	66,525
Total	(3,967)	(11,440)	11,348	(4,058)

OPERATING INCOME	(27,293)	63,550	-	36,257

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	608	-	-	608
Interest and dividend income	6,458	3,136	4,343	13,937
Equity in earnings (loss) of unconsolidated equity affiliates	(2,877)	3,825	-	948
Miscellaneous - net	3,751	(2,685)	-	1,066
Total	7,940	4,276	4,343	16,559

INTEREST AND OTHER CHARGES
Interest on long-term debt	214	(841)	-	(627)
Other interest - net	13,521	(3,828)	4,343	14,036
Allowance for borrowed funds used during construction	(586)	-	-	(586)
Preferred dividend requirements and other	(2,058)	-	-	(2,058)
Total	11,091	(4,669)	4,343	10,765

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(30,444)	72,495	-	42,051

Income taxes	(4,488)	30,211	-	25,723

INCOME FROM CONTINUING OPERATIONS	(25,956)	42,284	-	16,328

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of taxes)	2,239	-	-	2,239

CONSOLIDATED NET INCOME	$ (23,717)	$ 42,284	-	$ 18,567

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	($0.10)	$0.22		$0.12
DILUTED	($0.11)	$0.21		$0.10
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.01	-		$0.01
DILUTED	$0.01	-		$0.01
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.09)	$0.22		$0.13
DILUTED	($0.10)	$0.21		$0.11

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,037,535	$ -	$ (2,682)	$ 9,034,853
Natural gas	84,742	-	-	84,742
Competitive businesses	7,406	1,861,367	(24,013)	1,844,760
Total	9,129,683	1,861,367	(26,695)	10,964,355

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,748,680	265,202	-	3,013,883
Purchased power	2,097,995	81,697	(25,072)	2,154,620
Nuclear refueling outage expenses	77,676	92,872	-	170,548
Other operation and maintenance	1,587,031	761,951	(2,079)	2,346,903
Decommissioning	84,403	63,671	-	148,074
Taxes other than income taxes	373,154	64,978	-	438,132
Depreciation and amortization	825,574	81,161	-	906,735
Other regulatory charges (credits) - net	(56,155)	-	-	(56,155)
Total	7,738,358	1,411,532	(27,151)	9,122,740

OPERATING INCOME	1,391,325	449,835	456	1,841,615

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	40,503	-	-	40,503
Interest and dividend income	170,548	127,841	(85,618)	212,771
Equity in earnings (loss) of unconsolidated equity affiliates	92,488	2,204	-	94,692
Miscellaneous - net	(12,917)	30,555	(456)	17,182
Total	290,622	160,600	(86,074)	365,148

INTEREST AND OTHER CHARGES
Interest on long-term debt	489,496	8,329	-	497,824
Other interest - net	113,923	61,180	(85,563)	89,540
Allowance for borrowed funds used during construction	(24,518)	-	-	(24,518)
Preferred dividend requirements and other	22,304	3,475	(55)	25,724
Total	601,205	72,984	(85,618)	588,570

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,080,742	537,451	-	1,618,193

Income taxes	230,315	238,452	-	468,767

INCOME FROM CONTINUING OPERATIONS	850,427	298,999	-	1,149,426

INCOME FROM DISCONTINUED OPERATIONS (net of taxes of $1,271)	1,743	-	-	1,743

CONSOLIDATED NET INCOME	$ 852,170	$ 298,999	-	$ 1,151,169

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$4.14	$1.45		$5.59
DILUTED	$4.06	$1.43		$5.49
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.01	-		$0.01
DILUTED	$0.01	-		$0.01
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.15	$1.45		$5.60
DILUTED	$4.07	$1.43		$5.50

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				205,685,834
DILUTED				209,326,890

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 8,840,402	$ -	$ (2,655)	$ 8,837,748
Natural gas	88,220	-	-	88,220
Competitive businesses	46,292	1,669,783	(77,949)	1,638,126
Total	8,974,914	1,669,783	(80,604)	10,564,094

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,276,462	240,739	-	2,517,201
Purchased power	2,587,168	42,503	(78,676)	2,550,996
Nuclear refueling outage expenses	76,995	87,841	-	164,835
Other operation and maintenance	1,467,304	683,073	(2,384)	2,147,994
Decommissioning	81,831	59,888	-	141,718
Taxes other than income taxes	333,581	61,663	-	395,243
Depreciation and amortization	779,812	66,431	-	846,243
Other regulatory charges (credits) - net	(75,880)	-	-	(75,880)
Total	7,527,273	1,242,138	(81,060)	8,688,350

OPERATING INCOME	1,447,641	427,645	456	1,875,744

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	48,594	-	-	48,594
Interest and dividend income	142,883	101,212	(80,403)	163,693
Equity in earnings (loss) of unconsolidated equity affiliates	12,060	(10,788)	-	1,272
Miscellaneous - net	(21,884)	4,450	(456)	(17,893)
Total	181,653	94,874	(80,859)	195,665

INTEREST AND OTHER CHARGES
Interest on long-term debt	441,917	11,632	-	453,549
Other interest - net	92,019	58,750	(80,348)	70,420
Allowance for borrowed funds used during construction	(31,144)	-	-	(31,144)
Preferred dividend requirements and other	23,662	3,475	(55)	27,082
Total	526,454	73,857	(80,403)	519,907

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,102,840	448,662	-	1,551,502

Income taxes	431,559	154,314	-	585,873

INCOME FROM CONTINUING OPERATIONS	671,281	294,348	-	965,629

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (24,523))	(45,666)	-	-	(45,666)

CONSOLIDATED NET INCOME	$ 625,615	$ 294,348	$ -	$ 919,963

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$3.22	$1.41		$4.63
DILUTED	$3.16	$1.38		$4.54
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.22)	-		($0.22)
DILUTED	($0.21)	-		($0.21)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.00	$1.41		$4.41
DILUTED	$2.95	$1.38		$4.33

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				208,564,870
DILUTED				212,618,629

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2007 vs. 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 197,133	$ -	$ (27)	$ 197,106
Natural gas	(3,478)	-	-	(3,478)
Competitive businesses	(38,886)	191,584	53,936	206,634
Total	154,769	191,584	53,909	400,262

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	472,218	24,463	-	496,682
Purchased power	(489,173)	39,194	53,604	(396,376)
Nuclear refueling outage expenses	681	5,031	-	5,713
Other operation and maintenance	119,727	78,878	305	198,910
Decommissioning	2,572	3,783	-	6,356
Taxes other than income taxes	39,573	3,315	-	42,889
Depreciation and amortization	45,762	14,730	-	60,492
Other regulatory charges (credits )- net	19,725	-	-	19,725
Total	211,085	169,394	53,909	434,389

OPERATING INCOME	(56,316)	22,190	-	(34,128)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(8,091)	-	-	(8,091)
Interest and dividend income	27,665	26,629	(5,215)	49,078
Equity in earnings (loss) of unconsolidated equity affiliates	80,428	12,992	-	93,420
Miscellaneous - net	8,967	26,105	-	35,075
Total	108,969	65,726	(5,215)	169,483

INTEREST AND OTHER CHARGES
Interest on long-term debt	47,579	(3,303)	-	44,275
Other interest - net	21,904	2,430	(5,215)	19,120
Allowance for borrowed funds used during construction	6,626	-	-	6,626
Preferred dividend requirements and other	(1,358)	-	-	(1,358)
Total	74,751	(873)	(5,215)	68,663

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(22,098)	88,789	-	66,692

Income taxes	(201,244)	84,138	-	(117,106)

INCOME FROM CONTINUING OPERATIONS	179,146	4,651	-	183,798

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of taxes)	47,409	-	-	47,409

CONSOLIDATED NET INCOME	$ 226,555	$ 4,651	-	$ 231,207

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.92	$0.04		$0.96
DILUTED	$0.90	$0.05		$0.95
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.23	-		$0.23
DILUTED	$0.22	-		$0.22
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.15	$0.04		$1.19
DILUTED	$1.12	$0.05		$1.17

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2007 vs. 2006
(Dollars in thousands)
(Unaudited)

	2007	2006	Variance

OPERATING ACTIVITIES
Consolidated net income	$212,195	$193,628	$18,567
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	10,931	42,162	(31,231)
Other regulatory credits - net	22,507	(44,018)	66,525
Depreciation, amortization, and decommissioning	262,117	241,807	20,310
Deferred income taxes, investment tax credits, and non-current taxes accrued	368,709	370,774	(2,065)
Equity in earnings of unconsolidated equity affiliates - net of dividends	(4,534)	(1,412)	(3,122)
Changes in working capital:
Receivables	63,874	328,019	(264,145)
Fuel inventory	(4,648)	(28,607)	23,959
Accounts payable	(288,421)	(256,420)	(32,001)
Taxes accrued	(187,324)	35,968	(223,292)
Interest accrued	(20,827)	(16,861)	(3,966)
Deferred fuel	151,853	199,619	(47,766)
Other working capital accounts	(110,493)	140,795	(251,288)
Provision for estimated losses and reserves	(15,918)	15,029	(30,947)
Changes in other regulatory assets	68,790	(75,674)	144,464
Other	(52,702)	(132,294)	79,592
Net cash flow provided by operating activities	476,109	1,012,515	(536,406)

INVESTING ACTIVITIES
Construction/capital expenditures	(284,731)	(664,178)	379,447
Allowance for equity funds used during construction	16,067	15,459	608
Nuclear fuel purchases	(184,806)	(91,027)	(93,779)
Proceeds from sale/leaseback of nuclear fuel	114,486	8,827	105,659
Proceeds from sale of assets and businesses	2,617	-	2,617
Payment for purchase of plant	-	(88,199)	88,199
Decrease in other investments	113,027	12,340	100,687
Proceeds from nuclear decommissioning trust fund sales	160,007	283,874	(123,867)
Investment in nuclear decommissioning trust funds	(189,536)	(312,417)	122,881
Other regulatory investments	-	(23,448)	23,448
Net cash flow used in investing activities	(252,869)	(858,769)	605,900

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	820,016	748,584	71,432
Preferred stock	-	73,354	(73,354)
Common stock and treasury stock	30,889	11,805	19,084
Retirement of long-term debt	(334,873)	(655,649)	320,776
Repurchase of common stock	(558,186)	-	(558,186)
Redemption of preferred stock	(2,250)	(2,250)	-
Changes in credit line borrowings - net	-	(40,000)	40,000
Dividends paid:
Common stock	(108,967)	(112,190)	3,223
Preferred stock	(5,987)	(7,661)	1,674
Net cash flow provided by (used in) financing activities	(159,358)	15,993	(175,351)

Effect of exchange rates on cash and cash equivalents	(11)	(173)	162

Net increase in cash and cash equivalents	63,871	169,566	(105,695)

Cash and cash equivalents at beginning of period	1,016,152	582,820	433,332

Cash and cash equivalents at end of period	$1,080,023	$752,386	$327,637

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$165,856	$146,429	$19,427
Income taxes	$31,433	($345,366)	$376,799

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2007 vs. 2006
(Dollars in thousands)
(Unaudited)

	2007	2006	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,151,169	$919,963	$231,206
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	5,121	(56,369)	61,490
Other regulatory credits - net	(56,155)	(75,880)	19,725
Depreciation, amortization, and decommissioning	1,055,463	990,570	64,893
Deferred income taxes, investment tax credits, and non-current taxes accrued	736,578	550,674	185,904
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	1,314	5,605	(4,291)
Provision for asset impairments and restructuring charges	-	39,767	(39,767)
Changes in working capital:
Receivables	143,897	(174,271)	318,168
Fuel inventory	37,056	(108,459)	145,515
Accounts payable	(115,885)	212,043	(327,928)
Taxes accrued	(224,127)	263,618	(487,745)
Interest accrued	2,009	8,076	(6,067)
Deferred fuel	535,181	(107,007)	642,188
Other working capital accounts	(186,809)	191,291	(378,100)
Provision for estimated losses and reserves	8,875	209	8,666
Changes in other regulatory assets	17,159	(399,603)	416,762
Other	(227,837)	(276,669)	48,832
Net cash flow provided by operating activities	2,883,009	1,983,558	899,451

INVESTING ACTIVITIES
Construction/capital expenditures	(1,206,569)	(1,850,435)	643,866
Allowance for equity funds used during construction	40,502	48,593	(8,091)
Nuclear fuel purchases	(420,027)	(301,835)	(118,192)
Proceeds from sale/leaseback of nuclear fuel	240,849	110,572	130,277
Proceeds from sale of assets and businesses	79,776	-	79,776
Payment for purchase of plant	-	(250,274)	250,274
Decrease (increase) in other investments	94,334	(13,559)	107,893
Purchase of other temporary investments	-	(153,300)	153,300
Liquidation of other temporary investments	-	630,250	(630,250)
Proceeds from nuclear decommissioning trust fund sales	653,717	1,000,837	(347,120)
Investment in nuclear decommissioning trust funds	(761,242)	(1,099,870)	338,628
Other regulatory investments	(14,589)	(413,904)	399,315
Net cash flow used in investing activities	(1,293,249)	(2,292,925)	999,676

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,909,145	4,345,603	(2,436,458)
Preferred stock	-	201,349	(201,349)
Common stock and treasury stock	89,539	53,593	35,946
Retirement of long-term debt	(1,483,597)	(3,008,541)	1,524,944
Repurchase of common stock	(1,142,379)	(495,595)	(646,784)
Redemption of preferred stock	(183,881)	(33,719)	(150,162)
Changes in credit line borrowings - net	25,000	(75)	25,075
Dividends paid:
Common stock	(445,731)	(450,194)	4,463
Preferred stock	(27,174)	(26,724)	(450)
Net cash flow provided by (used in) financing activities	(1,259,078)	585,697	(1,844,775)

Effect of exchange rates on cash and cash equivalents	(3,045)	(819)	(2,226)

Net increase in cash and cash equivalents	327,637	275,511	52,126

Cash and cash equivalents at beginning of period	752,386	476,875	275,511

Cash and cash equivalents at end of period	$1,080,023	$752,386	$327,637

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$545,851	$485,516	$60,335
Income taxes	$229,364	($239,305)	$468,669